For Immediate Release

Thursday, October 18, 2001

Contact: David G. Ratz, Chief Administrative Officer
                  (740) 286-3283


Oak Hill Financial Reports Increased Third Quarter Earnings

Jackson, Ohio -- Oak Hill Financial, Inc. (Nasdaq NMS: OAKF) today reported net earnings from operations for the three months ended September 30, 2001 of $2,168,000, or $.41 per diluted share, which exceeded analysts' consensus estimate of $.395 per share (source I/B/E/S as reported on nasdaq.com). The third quarter 2001 operating earnings exclude a $900,000 pre-tax gain on the sale of a branch office of the company's Towne Bank subsidiary and pre-tax expenses of $203,000 related to the company's August 31, 2001 merger with employee benefits agency Innovative Financial Services, Inc., which operates under the name McNelly, Patrick & Associates. Including those items, the company's net income for the quarter ended September 30, 2001 was $2,628,000, or $.50 per diluted share.

Oak Hill Financial's third quarter operating earnings represent an increase of 38.7% over the $1,563,000, or $.29 per diluted share, in net earnings that the company recorded for the quarter ended September 30, 2000. For the nine months ended September 30, 2001, the company's operating earnings were $5,905,000, or $1.12 per diluted share, an increase of 15.8% over the $5,101,000 or $.93 in net earnings recorded for the first nine months of 2000. All historical financial information has been restated to reflect the Innovative Financial Services merger, which was accounted for as a pooling of interests.

Oak Hill Financial's assets increased 8.8% over the prior year, ending the third quarter of 2001 at $732.0 million, as compared to $672.8 million at September 30, 2000. The company's net loans at September 30, 2001 were $626.8 million, up 7.9% from September 30, 2000.

In summarizing the third quarter, Oak Hill Financial President and CEO John D. Kidd stated, "We're very pleased with our overall results. The earnings increase over last year was driven by a 17.3% increase in net interest income, and we managed to increase the net interest margin even in light of the heavy interest rate cuts during the quarter. Our secondary market mortgage originations continued at very high levels. Also, the addition of Innovative Financial Services brought us a new and substantial stream of non-interest income, which will be of great benefit in mitigating any future fluctuations in the net interest margin."

Commenting on the outlook for the company, Kidd stated, "Even with the uncertainty in the economy, we still believe that earnings will continue to improve through the end of this year and into the next. Our loan volume picked up in the third quarter with increases in both commercial and residential real estate loans, and there is a lot of activity in the pipeline. Also, the pace of secondary market lending has not slowed, so our gain on sale of loans should remain strong through at least the fourth quarter. Since we retain the servicing on the vast majority of the secondary market loans we originate, we will also generate considerable servicing income as well. Added to that, our operating expenses are in check and other non-interest income is in line with expectations, so we think the outlook is positive."

Key Issue Review and Outlook

Net Interest Margin - Net interest margin increased from 3.99% for the second quarter of 2001 to 4.12% for the third quarter. Considering the cuts in interest rates during the quarter, management is very pleased with the margin performance. The net interest margin benefited from the continued downward repricing of time deposits and indexed liabilities tied to short-term Treasury bills combined with contractual floors taking effect on many of its adjustable rate loans. Also, core deposits are not highly rate sensitive, which has allowed the company to adjust core rates without negatively impacting deposit balances. While further rate cuts could put some pressure on the margin, management now believes that a minor rate cut during the quarter will not materially affect the margin. As a result, management currently expects the net interest margin for the fourth quarter to remain at or above 4.10%. Given the company's current asset/liability structure, the net interest margin should increase in a rising rate environment.

Operating Expenses & Efficiency - The company's non-interest expense was 2.80% of average assets for the third quarter of 2001, which compares to 2.65% the third quarter of 2000. The increase is attributable to normal annual salary adjustments (which are effective in July of each year), higher employee benefits and incentive compensation costs, the cost of additional commercial lending personnel, and initial expenses related to the upgrade of the company's data processing system and facilities. Still, adjusting for the restatement required by the Innovative Financial Services merger, the non-interest expense load was about 10 basis points lower than management had anticipated.

The data processing upgrade will facilitate long-term growth and provide opportunities to enhance operating efficiency, customer services, fee income, and product sales. While the company will occur higher direct costs and depreciation expense pursuant to the upgrade, at this point management does not anticipate a significant change in operating expenses as a percentage of average assets for the fourth quarter of 2001 or for the year 2002.

The company's efficiency ratio improved from 58.7% in the third quarter of 2000 to 56.5% in the third quarter of 2001 as revenue growth offset the increase in operating expenses. For 2002, management's objective is to reduce the efficiency ratio below 55.0%.

Non-Interest Income - Total non-interest income in the third quarter was $1,501,000, an increase of 25.1% over the second quarter of 2000. Of the components of non-interest income, gain on sale of loans was up substantially due to the low interest rate environment. Other non-interest income was up 6.1% as a result of increases in certain fees and charges, investment services income, aggressive collection of existing service charges, and cross-selling of fee-producing services. Third quarter insurance commissions generated by Innovative Financial Services were off 14.0%, but this was impacted by the timing of premium payments (year-to-date, Innovative's commission income is up 9.9%). In addition to anticipating continued gains on the sale of mortgage loans, management expects the upward trend in other non-interest income to continue through the fourth quarter. For 2002, the company is targeting a moderate increase in non-interest income primarily through the introduction of new fee-producing services, growth in its insurance and non-deposit investment programs, and annual service charge adjustments.

Asset Quality - The nonperforming loans/total loans and nonperforming assets/total assets ratios increased during the quarter to 1.22% and 1.06%, respectively, at September 30. This is a level that is unacceptable to management, and the company is aggressively pursuing resolution of all nonperforming loans. A borrower with three commercial real estate loans continues to represent approximately 25 basis points of the nonperforming loan ratio. These loans are currently in foreclosure, and negotiations with the borrower to restructure the debt and improve the company's position are underway. If the negotiations are successful, management believes that the loss potential on these loans will be eliminated; otherwise, the potential loss is estimated at $300,000. Another commercial real estate loan that is in foreclosure accounts for 23 basis points of the nonperforming ratio. The company is very well-secured on this loan, and management expects no charge-off to result from it (since quarter end, the company acquired the property securing this loan at a sheriff's sale and is currently pursuing its sale). Of the remaining nonperforming loans, management projects a worst-case loss potential of $500,000, with the largest potential loss from any single borrower of about $100,000.

Net charge-offs (non-annualized) for the third quarter were 0.07% of total loans, which was slightly higher than management's expectations and represents a more aggressive stance on charge-offs in response to current economic conditions. For the nine months ended September 30, the annualized rate of 0.18% is consistent with the company's 2001 objective of maintaining net charge-offs at or below 0.20%. To protect against potential losses, this year the company has taken loan loss provisions sufficient to build the allowance for loan losses to its current level of 1.25%, as compared to 1.17% one year earlier. In anticipation of the favorable resolution of several of the nonperforming credits, the company has held the allowance steady through the third quarter. However, if the current level of nonperforming loans continues, management may make steps to further increase the allowance.

Overall Strategy - Reiterating its ongoing strategy, Oak Hill Financial will continue to pursue revenue growth through originating adjustable-rate commercial loans, commercial real estate loans and residential mortgage loans; fixed-rate residential mortgage loans for sale in the secondary market; and consumer loans. Management believes that commercial and commercial real estate loans hold the greatest potential for margin improvement within its bank subsidiaries, and the year 2002 emphasis will continue to be on these products. As evidenced by the Innovative Financial Services merger, non-interest income growth and diversification of non-interest revenues are also key elements of the company's strategy. In particular, cross-selling of additional services (including insurance services) to the company's diverse customer base will be a major focus in the pursuit of non-interest income.

Asset/Loan Growth - The company's loans and assets grew modestly in the third quarter, posting increases from June 30 to September 30 of 2.4% and 1.0% (non-annualized), respectively. While loan volume remains high, several large commercial real estate loans were paid off during the quarter as borrowers pursued lower rates. As management has previously stated, the net interest margin is given higher priority than growth, and to protect the margin management was unwilling to offer the low rates necessary to retain these loans. With the current economic uncertainty, the company has not yet set its 2002 growth targets for loans and assets, but it continues to be willing to accept a lower growth rate to maintain the net interest margin and to improve credit quality.

Expansion - During the third quarter, the company's Towne Bank subsidiary received regulatory approval to establish a messenger service which will provide deposit pick-up and other off-site transaction services. The messenger service is expected to facilitate continued growth in Towne's commercial depository and cash management services. Also, the company's Oak Hill Banks subsidiary has filed regulatory applications to establish a branch office in Proctorville, Ohio, which is a growing part of the Huntington, West Virginia metropolitan area. Management believes that this area holds high potential for both commercial and residential lending.

Estimates - Management estimates that earnings per share will be in the range of $.42 to $.44 for the fourth quarter of 2001 and $1.72 to $1.82 for fiscal 2002, excluding any securities gains or losses or other non-recurring items. Management has developed several possible scenarios under which the 2002 earnings estimate can be achieved and believes it is attainable even under a low-growth scenario.

Oak Hill Financial is a financial holding company headquartered in Jackson, Ohio. Three of its subsidiaries, Oak Hill Banks, Towne Bank, and Action Finance Company, are involved in commercial banking and consumer finance. Combined, they operate 23 full-service banking offices, two bank loan production offices, and six consumer finance offices in 14 counties across southern and central Ohio. A fourth subsidiary, Innovative Financial Services, is an insurance agency specializing in group health insurance that services over 350 group plans throughout the same region.

Forward-Looking Statements Disclosure

This release contains certain forward-looking statements related to the future performance and condition of Oak Hill Financial, Inc. These statements, which are subject to numerous risks and uncertainties, are presented in good faith based on the company's current condition and management's understanding, expectations, and assumptions regarding its future prospects as of the date of this release. Actual results could differ materially from those projected or implied by the statements contained herein. The factors that could affect the company's future results are set forth in the periodic reports and registration statements filed by the company with the Securities and Exchange Commission.

                            Oak Hill Financial, Inc.
                         October 18, 2001 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                          For the                       At or for the
                                                              three months ended September 30,   nine months ended September 30,
                                                                   2001               2000            2001                2000
                                                                         (unaudited)                        (unaudited)
SUMMARY  OF  FINANCIAL  CONDITION(1)

Total assets                                                                                      $732,019            $672,814
Interest bearing deposits
    and federal funds sold                                                                           7,336                 122
Investment securities                                                                               62,389              59,157
Loans receivable -- net                                                                            626,810             580,831
Deposits                                                                                           576,949             541,415
Federal Home Loan Bank
    advances and other borrowings                                                                   94,188              78,777
Stockholders' equity                                                                                55,212              48,800


SUMMARY  OF  OPERATIONS(1)(2)

Interest income                                                  14,764             14,124          44,991              39,676
Interest expense                                                  7,460              7,896          23,964              21,049
                                                                 ------             ------         -------             -------
    Net interest income                                           7,304              6,228          21,027              18,627

Provision for loan losses                                           547                708           1,619               1,566
                                                                 ------             ------         -------             -------

    Net interest income after
    provision for loan losses                                     6,757              5,520          19,408              17,061

Gain on sale of loans                                               365                 28             896                  99
Insurance commissions                                               460                535           1,659               1,510
Other non-interest income                                           676                637           2,129               1,827
Non-interest expense                                              5,039              4,382          15,289              12,843
                                                                 ------             ------         -------             -------

    Earnings before federal income taxes                          3,219              2,338           8,803               7,654

Federal income taxes                                              1,051                775           2,898               2,553
                                                                 ------             ------         -------             -------

Net earnings                                                    $ 2,168            $ 1,563        $  5,905            $  5,101
                                                                 ======             ======         =======             =======

                            Oak Hill Financial, Inc.
                         October 18, 2001 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                          For the                       At or for the
                                                              three months ended September 30,   nine months ended September 30,
                                                                   2001               2000            2001                2000
                                                                         (unaudited)                        (unaudited)
PER SHARE  INFORMATION(1)
Basic earnings per share (3)                                      $0.50              $0.29          $ 1.21               $0.94
                                                                   ====               ====           =====                ====
Diluted earnings per share (4)                                    $0.50              $0.29          $ 1.20               $0.93
                                                                   ====               ====           =====                ====
Dividends per share (3)                                           $0.11              $0.10          $ 0.32               $0.29
                                                                   ====               ====           =====                ====
Book value per share                                                                                $10.49               $9.20
                                                                                                     =====                ====

SELECTED PERFORMANCE RATIOS FROM CONTINUING OPERATIONS(1)(2)(5)

Basic earnings per share (3)                                      $0.41              $0.29          $ 1.13               $0.94
                                                                   ====               ====           =====                ====
Diluted earnings per share (4)                                    $0.41              $0.29          $ 1.12               $0.93
                                                                   ====               ====           =====                ====
Return on average assets                                           1.19%              0.94%           1.10%               1.08%
Return on average equity                                          16.05%             12.70%          15.19%              13.94%
Non-interest expense to average assets                             2.80%              2.65%           2.86%               2.73%
Dividend payout ratio                                             26.70%             33.46%          28.60%              30.93%
Efficiency ratio                                                  56.45%             58.71%          58.96%              57.88%

OTHER  STATISTICAL  AND  OPERATING  DATA (5)

Net interest margin                                                4.12%              3.89%           4.03%               4.10%
Total allowance for loan losses
    to nonperforming loans                                                                          103.25%             192.47%
Total allowance for loan losses
    to total loans                                                                                    1.25%               1.17%
Nonperforming loans to total loans                                                                    1.22%               0.61%
Nonperforming assets to total assets                                                                  1.06%               0.57%
Net charge-offs to average loans (actual for the period)           0.07%              0.05%           0.14%               0.15%
Net charge-offs to average loans (annualized)                      0.27%              0.21%           0.18%               0.20%
Equity to assets at period end                                                                        7.54%               7.25%


(1)  Restated as  appropriate  to reflect the merger with  Innovative  Financial
     Services   on   August   31,   2001,   which   was   accounted   for  as  a
     pooling-of-interests.

(2) Does not include $203,000 and $228,000, pre-tax, merger-related charges for the three and nine months ended September 30, 2001, and a $900,000 gain on the sale of the Towne Bank Amelia branch for the three and nine months ended September 30, 2001.

(3)  Based on 5,233,713,  5,237,620,  5,342,018, and 5,434,570  weighted-average shares outstanding for the three and nine month periods ended September 30, 2001, and September 30, 2000, respectively.

(4)  Based on 5,286,066,  5,280,365,  5,397,211, and 5,486,693  weighted-average shares outstanding for the three and nine month periods ended September 30, 2001, and September 30, 2000, respectively.

(5)  Annualized where appropriate.

                            Oak Hill Financial, Inc.
                         October 18, 2001 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                          For the                       At or for the
                                                              three months ended September 30,   nine months ended September 30,
                                                                   2001               2000            2001                2000
                                                                         (unaudited)                        (unaudited)
SUPPLEMENTAL DETAIL

BALANCE SHEET - ASSETS

Cash and cash equivalents                                                                           21,968              10,513
Trading account securities                                                                              -                   -
Securities available for sale                                                                       58,982              54,210
Held to maturity securities                                                                          3,407               4,947
Other securities                                                                                     5,282               4,889
Total securities                                                                                    67,671              64,046
Total cash and securities                                                                           89,639              74,559
Loans and leases held for investment (1)                                                           633,231             586,537
Loans and leases held for sale (1)                                                                     457                 163
Total loans and leases (1)                                                                         633,688             586,700
Reserve for losses on loans                                                                          7,966               6,863
Goodwill                                                                                               224                 258
Other intangibles                                                                                       -                   -
Total intangible assets                                                                                224                 258
Mortgage servicing rights                                                                            1,088                 994
Purchased credit card relationships                                                                     -                   -
Other real estate owned                                                                                 61                 238
Other assets                                                                                        15,285              16,928
Total assets                                                                                       732,019             672,814

BALANCE SHEET - LIABILITIES

Deposits                                                                                           576,949             541,415
Borrowings                                                                                          89,188              73,777
Other liabilities                                                                                    5,670               3,822
Total liabilities                                                                                  671,807             619,014
Redeemable preferred stock                                                                              -                   -
Trust preferred securities                                                                           5,000               5,000
Minority interest                                                                                       -                   -
Other mezzanine level items                                                                             -                   -
Total mezzanine level items                                                                          5,000               5,000
Total liabilities and mezzanine                                                                    676,807             624,014


(1) Data is net of discount, gross of reserve.

                            Oak Hill Financial, Inc.
                         October 18, 2001 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                          For the                       At or for the
                                                              three months ended September 30,   nine months ended September 30,
                                                                   2001               2000            2001                2000
                                                                         (unaudited)                        (unaudited)

SUPPLEMENTAL DETAIL (CONTINUED)

BALANCE SHEET - EQUITY

Preferred equity                                                                                        -                   -
Common equity                                                                                       55,212              48,800
MEMO ITEM: Net unrealized gain (loss) on
     securities held for sale (FASB 115 adjustment)                                                    631              (1,228)
EOP shares outstanding (1)                                                                       5,261,208           5,303,670
Options outstanding                                                                                674,063             592,026
Treasury shares held by company                                                                    347,520             271,595


Repurchase plan announced?                                           No                 No              No                 Yes
# of shares to be repurchased in plan                               N/A            320,000         320,000             320,000
# of shares repurchased during period                               N/A             89,650          73,050             220,695
Average price of repurchased shares                                 N/A             $16.05          $14.11             $15.50

INCOME STATEMENT

Interest income                                                  14,764             14,124          44,991              39,676
Interest expense                                                  7,460              7,896          23,964              21,049
Net interest income                                               7,304              6,228          21,027              18,627
Net interest income (fully taxable equivalent)                    7,396              6,255          21,248              18,712
Provision for loan losses                                           547                708           1,619               1,566
Nonrecurring income                                                 900                 -              900                  -

Nonrecurring expense                                                203                 -              228                  -

Trading account income                                               -                  -               -                   -
Foreign exchange income                                              -                  -               -                   -
Trust revenue                                                        -                  -               -                   -
Insurance commissions                                               460                535           1,659               1,510
Service charges on deposits                                         495                393           1,470               1,080
Gain on sale of loans                                               365                 28             896                  99
Gain (loss) on investment securities transactions                    (2)                (6)             42                  (6)
Other noninterest income                                            183                250             617                 753
Total noninterest income                                          1,501              1,200           4,684               3,436


(1) Excludes treasury shares.

                            Oak Hill Financial, Inc.
                         October 18, 2001 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                          For the                       At or for the
                                                              three months ended September 30,   nine months ended September 30,
                                                                   2001               2000            2001                2000
                                                                         (unaudited)                        (unaudited)

SUPPLEMENTAL DETAIL (CONTINUED)

INCOME STATEMENT (CONTINUED)

Employee compensation and benefits expense                        2,870              2,625            9,13               7,407
Occupancy and equipment expense                                     536                501           1,555               1,462
Foreclosed property expense                                          -                  -               -                   -
Amortization of intangibles                                           8                  8              25                  25
Other general, administrative and other expense                   1,625              1,248           4,575               3,949
Total noninterest expense                                         5,039              4,382          15,289              12,843
Net income before taxes                                           3,916              2,338           9,475               7,654
Tax provision                                                     1,288                775           3,126               2,553
Net income before extraordinary items                             2,628              1,563           6,349               5,101
Extraordinary and after-tax items                                    -                  -               -                   -
Net income                                                        2,628              1,563           6,349               5,101

CHARGEOFFS

Loan chargeoffs                                                     558                312           1,132                 971
Recoveries on loans                                                 134                 16             282                 154
Net loan chargeoffs                                                 424                296             850                 817

AVERAGE BALANCE SHEET

Average loans and leases                                        626,517            571,863         619,235             543,609
Average other earning assets                                     77,571             64,378          78,160              63,114
Average total earning assets                                    704,088            636,241         697,395             606,723
Average total assets                                            724,519            658,606         717,347             628,261
Average total time deposits                                     369,712            341,287         375,422             326,277
Average other interest-bearing deposits                         155,173            138,861         153,790             135,175
Average total interest-bearing deposits                         524,885            480,148         529,212             461,452
Average borrowings                                               91,074             82,426          84,790              70,846
Average interest-bearing liabilities                            615,959            562,574         614,002             532,298
Average preferred equity                                             -                  -               -                   -
Average common equity                                            53,575             48,956          51,985              48,868


                            Oak Hill Financial, Inc.
                         October 18, 2001 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                          For the                       At or for the
                                                              three months ended September 30,   nine months ended September 30,
                                                                   2001               2000            2001                2000
                                                                         (unaudited)                        (unaudited)

SUPPLEMENTAL DETAIL (CONTINUED)

ASSET QUALITY AND OTHER DATA

Nonaccrual loans                                                                                     4,884               1,056
Renegotiated loans                                                                                      -                   -
Other real estate owned                                                                                 61                 238
Total nonperforming assets                                                                           4,945               1,294
Loans 90+ days past due and still accruing                                                           2,831               2,510
NPAs plus loans over 90 days delinquent                                                              7,776               3,804

ADDITIONAL DATA

1-4 Family mortgage loans serviced for others                                                      135,547             114,517
Proprietary mutual fund balances                                                                        -                   -
Held to maturity securities (fair value)                                                             3,350               4,891
EOP employees (full-time equivalent)                                                                   309                 282
Total number of full-service banking offices                                                            22                  23
Total number of bank and thrift subsidiaries                                                             2                   2
Total number of ATMs                                                                                    27                  21

LOANS RECEIVABLE

Real estate                                                                                        240,387             258,233
Commercial real estate                                                                             203,968             165,860
Commercial and other                                                                               106,539              75,892
Consumer                                                                                            83,333              87,731
Credit cards                                                                                         1,502               1,352
                                                                                                   -------             -------
     Loans - gross                                                                                 635,729             589,068
Unearned interest                                                                                   (2,041)             (2,368)
                                                                                                   -------             -------
     Loans - net of unearned interest                                                              633,688             586,700
                                                                                                   -------             -------
Reserve for loan losses                                                                             (7,966)             (6,863)
                                                                                                   -------             -------
     Loans - net(1)                                                                                625,722             579,837
                                                                                                   =======             =======

(1) Does not include mortgage servicing assets.

                            Oak Hill Financial, Inc.
                         October 18, 2001 Press Release

                   SELECTED CONSOLIDATED FINANCIAL INFORMATION
                      (in thousands, except per share data)


                                                                          For the                       At or for the
                                                              three months ended September 30,   nine months ended September 30,
                                                                   2001               2000            2001                2000
                                                                         (unaudited)                        (unaudited)
SUPPLEMENTAL DETAIL (CONTINUED)

DEPOSITS

Non-interest bearing                                                                                50,324              43,748
Core interest bearing                                                                              412,087             390,845
Non-core interest bearing                                                                          114,538             106,822
                                                                                                   -------             -------
     Total deposits                                                                                576,949             541,415
                                                                                                   =======             =======


Yield/average earning assets                                      8.32%               8.83%           8.63%              8.73%
Cost/average earning assets                                       4.20%               4.94%           4.59%              4.63%

     Net interest margin                                          4.12%               3.89%           4.03%              4.10%
